EXHIBIT 2.2

NOVA CHEMICALS CORPORATION
8.375% SENIOR NOTES DUE 2016
and
8.625% SENIOR NOTES DUE 2019
________________________
FIRST SUPPLEMENTAL INDENTURE
dated as of July 30, 2013
to
INDENTURE
Dated as of October 16, 2009
________________________

U.S. Bank National Association,
Trustee

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 30, 2013, between NOVA Chemicals Corporation, a corporation duly continued and subsisting under the laws of the Province of New Brunswick (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).
WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of October 16, 2009 (the “Indenture”), pursuant to which the Company issued $350,000,000 aggregate principal amount of 8.375% Senior Notes due 2016 and $350,000,000 aggregate principal amount of 8.625% Senior Notes due 2019;
WHEREAS, pursuant to Section 902 of the Indenture, with the consent of the Holders of not less than a majority in principal amount of all Outstanding Securities with respect to any series of Securities affected by such supplemental indenture, by act of said Holders delivered to the Company and the Trustee, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Indenture to amend certain terms of the Indenture;
WHEREAS, the Company has offered to purchase for cash all of the 2016 Notes (the “Offer”) and has solicited consents (the “Solicitation”) to certain amendments to the Indenture (the “Proposed Amendments”) pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated July 16, 2013;
WHEREAS, the Company has obtained the written consent to the Proposed Amendments to the Indenture from the Holders of at least a majority in aggregate principal amount of the 2016 Notes (the “Requisite Consents”);
WHEREAS, the Holders who have delivered such written consents to the Proposed Amendments have waived any rights to withdraw such consents pursuant to the Indenture;
WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the parties hereto, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;
WHEREAS, the Trustee is indemnified pursuant to Section 607 of the Indenture in connection with the Trustee’s execution of this Supplemental Indenture; and
WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of the Board Resolution authorizing the execution of this Supplemental Indenture, (ii) confirmation from D.F. King & Co., Inc., as tender agent for the Solicitation, of the receipt from Holders of the Requisite Consents, and (iii) the Officers’ Certificate and the Opinion of Counsel described in Sections 102 and 903 of the Indenture.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the 2016 Notes, as follows:

Article I
AMENDMENTS TO INDENTURE
SECTION 1.01. Amendments.
(a)    The following definition shall be added to Section 101 of the Indenture:
“Outstanding 2019 Securities” means any 2019 Notes that are Outstanding.
(b)    Section 703 of the Indenture shall be amended and restated in its entirety to read as follows:
Section 703. Reports by Company. The Company shall:

(1)whether or not required by the rules and regulations of the SEC, so long as any 2019 Notes are Outstanding, furnish to the holders of the Outstanding 2019 Securities or cause the Trustee to furnish to the holders of Outstanding 2019 Securities (or make available through the SEC’s EDGAR electronic filing system): (a) within 120 days after the end of each fiscal year (or such shorter period as the SEC may prescribe), annual reports on Form 20-F (or, to the extent permitted by the rules and regulations of the SEC, Form 40-F (or, in each case, any successor form)) containing the information required to be contained therein (or required in such successor form), (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as the SEC may prescribe), reports on Form 6-K (or any successor form) and (c) promptly, within 5 business days, from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K (or any successor form);
(2)prepare all such reports specified in clause (1) of this Section 703 in all material respects in accordance with all of the rules and regulations applicable to such reports;
(3)file a copy of each of the reports specified in clause (1) of this Section 703 with the SEC for public availability within the time period specified above (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods;
(4)comply at all times with Section 314 of the TIA; and
(5)if the Company is no longer subject to the periodic reporting requirements of the Exchange Act, for any reason, continue filing the reports specified in clause (1) of this Section 703 with the SEC within the time periods specified above unless the SEC will not accept such a filing.

The Company will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.
In addition, for so long as any 2019 Notes remain Outstanding, if at any time the Company is not required to file with the SEC the reports required by the preceding paragraphs, the Company will furnish to the holders of the Outstanding 2019 Securities and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
(c)    The heading and first paragraph of Section 1006 of the Indenture shall be amended and restated in its entirety to read as follows:
SECTION 1006. Negative Pledge.
The Company will not, and will not permit any Subsidiary to, create any Security Interest on any of its property or assets (including Capital Stock), whether owned on the date hereof or hereafter acquired, to secure any Debt unless at the same time it shall secure equally and ratably with such Debt all Outstanding 2019 Securities by the same instrument or by other instrument for so long as such obligation is secured; provided that this covenant shall not hinder or prevent the sale of any property or assets of the Company (except in the case of a sale in connection with a transaction prohibited by Section 1007) or hinder or prevent:
(d)    Section 1007 of the Indenture shall be amended and restated in its entirety to read as follows:
SECTION 1007. Limitation on Sale/Leaseback Transactions.
So long as any 2019 Notes are Outstanding, the Company will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Subsidiary would be entitled to create Security Interests on such property securing such Attributable Debt without equally and ratably securing the Outstanding 2019 Securities pursuant to the covenant described under Section 1006 or (ii) the net cash proceeds received by the Company or any Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors of the Company or, as the case may be, such Subsidiary) of such property, and the Company or such Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased, to the retirement, within 180 days after the effective date of such Sale/Leaseback Transaction, of the Outstanding 2019 Securities subject to the provisions of Article Eleven or Debt of the Company ranking on a parity with the Outstanding 2019 Securities and owing to a Person other than the Company or any Affiliate of the Company or to the construction or improvement of real property or personal property used in the ordinary course of business. These restrictions will not apply to (a) transactions providing for a lease for a term, including any renewal thereof, of not more than three years; (b) transactions between the Company and a Subsidiary or between Subsidiaries; and (c) transactions between the Company and a joint venture, partnership or other association or affiliation in which the Company has at least a 50% interest, directly or indirectly entered into for operational or strategic reasons and not for financing reasons; provided, however, that the aggregate Attributable Debt of all Sale/Leaseback Transactions of the Company and each Subsidiary or any of them incurred pursuant to this clause (c) does not any at time in the aggregate exceed 5% of Consolidated Net Tangible Assets of the Company as of the most recently ended quarter of the Company for which financial statements of the Company have been provided (or were required to have been provided) to the Holders of the 2019 Notes.
(e)    The heading and first paragraph of Section 1010 of the Indenture shall be amended and restated in its entirety to read as follows:
SECTION 1010. Change of Control Repurchase and Redemption. (a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder of Outstanding 2019 Securities to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder’s Outstanding 2019 Securities at a purchase price in cash equal to 101% of the aggregate principal amount of Outstanding 2019 Securities repurchased plus accrued and unpaid interest, if any, on the Outstanding 2019 Securities repurchased to the date of purchase, subject to the rights of Holders of Outstanding 2019 Securities on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder of Outstanding 2019 Securities describing the transaction or transactions that constitute the Change of Control and stating:
(f)    Section 1104 of the Indenture shall be amended and restated in its entirety to read as follows:
SECTION 1104. Notice of Redemption. Except as otherwise specified as contemplated by Section 301, notice of redemption shall be given in the manner provided in Section 106:
(a)    not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of 2019 Notes to be redeemed; and
(b)    not less than three nor more than 60 days prior to the Redemption Date, to each Holder of 2016 Notes to be redeemed;

except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Securities or a satisfaction and discharge of the Indenture.
All notices of redemption shall state:
(1)    the Redemption Date,
(2)    the Redemption Price,
(3)    if less than all the Outstanding Securities of any series are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Securities to be redeemed,
(4)    that on the Redemption Date the Redemption Price (together with accrued interest, if any, to the Redemption Date payable as provided in Section 1106) will become due and payable upon each such Security, or the portion thereof, to be redeemed and, if applicable, that interest thereon will cease to accrue on and after said date,
(5)    the place or places where such Securities maturing after the Redemption Date, are to be surrendered for payment of the Redemption Price, and
(6)    that the redemption is for a sinking fund, if such is the case. Notice of redemption of Securities to be redeemed at the election of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.
(g)    The Form of 2016 Notes attached to the Indenture (the “Form 2016 Note”) and the Exchange Security dated May 12, 2010 (CUSIP No. 66977W AK5) (the “Exchange Security” and collectively with the Form 2016 Note, the “2016 Securities”) shall be amended and restated as follows:
i.    Section 6 of the 2016 Securities shall be amended and restated in its entirety to read as follows:
“6.    Notice of Redemption. Notices of redemption shall be mailed by first class mail at least three but not more than 60 days before the Redemption Date to each Holder of 2016 Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any 2016 Note is to be redeemed in part only, the notice of redemption that relates to such 2016 Note shall state the portion of the principal amount thereof to be redeemed.”
ii.    Section 8 of the 2016 Securities shall be amended and restated in its entirety to read as follows:
“8.    [Deleted].”

iii.    Section 9 of the 2016 Note shall be amended and restated in its entirety to read as follows:
“9.    [Deleted].”
iv.    Section 14 of the 2016 Note shall be amended and restated in its entirety to read as follows:
“14.    [Deleted].”
v.    Section 13 of the Exchange Security shall be amended and restated in its entirety to read as follows:
“13.    [Deleted].”
In order to effectuate the amendment and restatement of Sections 6, 8 and 13 of the Exchange Security, the Company shall issue a new Global Security in the form set forth in Exhibit A hereto, and such new Global Security shall be authenticated by the Trustee upon receipt of a Company Order, an Officers’ Certificate and an Opinion of Counsel, and the Exchange Security shall then be cancelled by the Trustee.
ARTICLE II
GENERAL PROVISIONS
SECTION 2.01. The Indenture Ratified. Except as expressly modified herein, the Indenture is in all respects ratified and confirmed, and all the terms, provisions, and conditions thereof shall be and remain in full force and effect.
SECTION 2.02. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
SECTION 2.03. This Supplemental Indenture is a Supplement to The Indenture. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture. Subject to Sections 112 and 905 of the Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.
SECTION 2.04. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

SECTION 2.05. References to This Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Supplemental Indenture may refer to the Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context otherwise requires.
SECTION 2.06. Effect of This Supplemental Indenture. The Indenture shall be deemed to be modified as herein provided, but except as modified hereby, the Indenture shall continue in full force and effect. The Indenture as modified hereby shall be read, taken, and construed as one and the same instrument.
SECTION 2.07. Severability. In the event that any provisions of this Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 2.08. Trust Indenture Act. If any provisions hereof limit, qualify, or conflict with any provisions of the TIA required under the TIA to be a part of and govern this Supplemental Indenture, the provisions of the TIA shall control. If any provision hereof modifies or excludes any provision of the TIA that pursuant to the TIA may be so modified or excluded, the provisions of the TIA as so modified or excluded hereby shall apply.
SECTION 2.09. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to, and shall not be responsible in any manner for or in respect of, the validity or sufficiency of this Supplemental Indenture.
In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection or indemnity to the Trustee, whether or not elsewhere herein so provided.
SECTION 2.10. Effectiveness. This Supplemental Indenture shall be effective and binding immediately upon its execution by the Company and the Trustee.

SECTION 2.11. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Supplemental Indenture to be duly executed on its behalf by its duly authorized officer as of the day and year first above written.

The Company:

NOVA CHEMICALS CORPORATION

By: /s/ Todd Karran ____________
Name: Todd Karran
Title: CFO

Trustee:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ Elizabeth C. Hammer
Name: Elizabeth C. Hammer
Title: Vice President

[SIGNATURE PAGE TO FIRST SUPPLEMENTAL INDENTURE TO 2009 INDENTURE]

Exhibit A
Form of new Global Securities

NOVA CHEMICALS CORPORATION
CUSIP No. 66977W AK5
No.
U.S.$______________ 8.375% SENIOR NOTES DUE 2016
NOVA CHEMICALS CORPORATION, a corporation subject to the Business Corporations Act (New Brunswick), as issuer (the “Company”), for value received, promises to pay to CEDE & CO. or registered assigns the principal sum of _________________ (U.S.$__________________) on November 1, 2016.
Interest Payment Dates:    May 1 and November 1.
Record Dates:            April 15 and October 15.
Reference is made to the further provisions of this Security contained herein, which will for all purposes have the same effect as if set forth at this place.

[Signature Page Follows]

Dated: _______________, 2013
NOVA CHEMICALS CORPORATION

By:
Name:    Todd D. Karran
    Title:     Senior Vice President, Chief
Financial Officer and Treasurer
Attest:
Name: Alan S. Pretter
    Title:         Corporate Secretary

This is one of the Securities referred to
in the within-mentioned Indenture:

U.S. Bank National Association,
as Trustee

By:
    Authorized Signatory

[REVERSE OF SECURITY]
NOVA CHEMICALS CORPORATION
U.S.$______________ 8.375% SENIOR NOTES DUE 2016 (“2016 Notes”)
1.    Interest. NOVA CHEMICALS CORPORATION, a corporation subject to the Business Corporations Act (New Brunswick), as issuer (the “Company”), promises to pay interest on the principal amount of this 2016 Note at 8.375% per annum from May 1, 2010 until maturity. The Company will pay interest semi-annually in arrears on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the 2016 Notes will accrue from the most recent date to which interest has been paid; provided that if there is no existing Default in the payment of interest, and if this 2016 Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be November 1, 2010. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
2.    Method of Payment. The Company will pay interest hereon (except Defaulted Interest) to the Persons who are Holders at the close of business on the April 15 or October 15 next preceding the Interest Payment Date (whether or not a Business Day). Holders must surrender 2016 Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Interest may be paid by check mailed to the Holder entitled thereto at the address indicated on the register maintained by the Registrar for the 2016 Notes.
3.    Paying Agent and Registrar. Initially, U.S. Bank National Association (the “Trustee”) will act as a Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice. Neither the Company nor any of its Affiliates may act as Paying Agent or Registrar.
4.    Indenture. The Company issued the 2016 Notes under an Indenture dated as of October 16, 2009 (the “Indenture”) among the Company and the Trustee. This is one of an issue of 2016 Notes of the Company issued, or to be issued, under the Indenture. The terms of the 2016 Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended from time to time. The 2016 Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of them. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture.
5.    Redemption. (a) Except as set forth in clauses (b), (c) and (d) below and in Section 8 below, the 2016 Notes may not be redeemed prior to November 1, 2013. At any time on or after November 1, 2013, the Company may, at its option, redeem the 2016 Notes, in whole or in part, at the redemption prices (expressed as a percentage of the principal amount thereof) set forth below, together with accrued and unpaid interest thereon, if any, to the Redemption Date (subject to the rights of holders of 2016 Notes on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period beginning November 1 of the years indicated:
Year    Percentage
2013    104.188%
2014    102.094%
2015 and thereafter    100.000%
(b)    At any time prior to November 1, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2016 Notes issued under the Indenture at a redemption price (expressed as a percentage of principal amount thereof) equal to 108.375% of the principal amount of the 2016 Notes redeemed, together with accrued and unpaid interest thereon, if any, to the Redemption Date (subject to the rights of holders of 2016 Notes on the relevant record date to receive interest due on the relevant Interest Payment Date), with the net cash proceeds of one or more Equity Offerings; provided that:
(1)    at least 65% of the aggregate principal amount of the 2016 Notes originally issued under the Indenture (excluding 2016 Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(2)    the redemption occurs within 60 days of the date of the closing of such Equity Offering.
(c)    At any time prior to November 1, 2013, the 2016 Notes will be redeemable, on any one or more occasions, in whole or in part, at the option of the Company, at a redemption price equal to the sum of:
(1)    100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Redemption Date, plus
(2)    the Make Whole Amount.
“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer as having a maturity most nearly equal to the period from the Redemption Date to November 1, 2013; provided, however, that if the period from the Redemption Date to November 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Comparable Treasury Price” means, with respect to any Redemption Date,

(1)    the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”; or
(2)    if such release (or any successor release) is not published or does not contain such price on such business day, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Make Whole Amount” means, with respect to any 2016 Note; the greater of
(1)    1.0% of the principal amount of such 2016 Note; or
(2)    the excess, if any, of (1) the amount equal to the sum of the present values of (x) the remaining scheduled payments of interest of such Security to be redeemed through November 1, 2013 and (y) the redemption price of such Security at November 1, 2013, in each case, discounted to the Redemption Date (assuming a 360-day year consisting of twelve 30-day months) at the Special Adjusted Treasury Rate from the dates on which such interest and redemption price would have been payable over (2) the principal amount of such Security being redeemed.
“Reference Treasury Dealer” means each of (1) Barclays Capital Inc. or any successor (or, if the foregoing shall not be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”)), the Company shall substitute therefor another Primary Treasury Dealer and (2) any Primary Treasury Dealer selected by the Company.
“Reference Treasury Dealer Quotation” means, with respect to any Reference Treasury Dealer on any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such Redemption Date.
“Special Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date, plus 0.50%.
(d)    The Company may at any time, upon not less than three nor more than 60 days prior written notice, redeem in whole but not in part the outstanding 2016 Notes at a Redemption Price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption if it has become or would become obligated on or before the next Interest Payment Date to pay any Tax Gross-Up Amounts in respect of the 2016 Notes as a result of any change from October 16, 2009 (including any announced prospective change) in any laws or regulations of the Relevant Tax Jurisdiction or any political subdivision or taxing authority thereof, or any change from October 16, 2009 in any interpretation or application of such laws or regulations by any legislative body, court, governmental agency, taxing authority or regulatory authority (including any such change resulting from the enactment of any legislation or the publication of any judicial decision or regulatory or administrative determination) of Relevant Tax Jurisdiction or any political subdivision or taxing authority thereof (a “Change in Tax Law”).
6.    Notice of Redemption. Notices of redemption shall be mailed by first class mail at least three but not more than 60 days before the Redemption Date to each Holder of 2016 Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any 2016 Note is to be redeemed in part only, the notice of redemption that relates to such 2016 Note shall state the portion of the principal amount thereof to be redeemed.
7.    Sinking Fund. There will be no mandatory sinking fund payment for the 2016 Notes.
8.    [Deleted].
9.    Denominations, Transfer, Exchange. The 2016 Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. A Holder may transfer or exchange 2016 Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any 2016 Notes or portion of a 2016 Note selected for redemption, or register the transfer of or exchange any 2016 Notes for a period of 15 days before a mailing of notice of redemption.
10.    Persons Deemed Owners. The registered Holder of this 2016 Note may be treated as the owner of this 2016 Note for all purposes.
11.    Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an “abandoned property” law designates another Person.
12.    Amendment, Supplement, Waiver, Etc. The Company and the Trustee (if a party thereto) may, without the consent of the Holders of any outstanding 2016 Notes, amend, waive or supplement the Indenture or the 2016 Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the TIA, providing for the assumption by a successor to the Company of its obligations under the Indenture and making any change that does not materially and adversely affect the rights of any Holder. Other amendments and modifications of the Indenture or the 2016 Notes may be made by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding 2016 Notes, subject to certain exceptions requiring the consent of each of the Holders of the particular 2016 Notes to be affected.
13.    [Deleted].
14.    Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the 2016 Notes and the Indenture and the transaction complies with the terms of Article Eight of the Indenture, the predecessor corporation will, except as provided in Article Eight, be released from those obligations.
15.    Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default with respect to 2016 Notes of this series occurs and is continuing, then, and in each and every such case, either the Trustee, by notice in writing to the Company, or the Holders of not less than 25% of the principal amount of the 2016 Notes then outstanding, by notice in writing to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare due and payable, if not already due and payable, the principal of and any accrued and unpaid interest on all of the 2016 Notes of this series; and upon any such declaration all such amounts upon such 2016 Notes shall become and be immediately due and payable, anything in the Indenture or in the 2016 Notes to the contrary notwithstanding. If an Event of Default specified in clause (5) or (6) of Section 501 of the Indenture occurs with respect to the Company, then the principal of and any accrued and unpaid interest on all of the 2016 Notes shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the 2016 Notes except as provided in the Indenture. The Trustee may require reasonable indemnity satisfactory to it before it enforces the Indenture or the 2016 Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding 2016 Notes may direct the Trustee in its exercise of any trust or power.
16.    Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.
17.    No Recourse Against Others. No director, officer, employee, incorporator, member of the Board of Directors or holder of Capital Stock of the Company, as such, will have any liability for any obligations of the Company under this 2016 Note or the Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of this 2016 Note by accepting this 2016 Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of this 2016 Note.
18.    Discharge. The Company’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the 2016 Notes or upon the irrevocable deposit with the Trustee of United States dollars or U.S. Government Obligations sufficient to pay when due principal of and interest on the 2016 Notes to maturity or redemption, as the case may be.
19.    No Subsidiary Guarantees. The 2016 Notes will not be guaranteed by any Subsidiary.
20.    Authentication. This 2016 Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this 2016 Note.
21.    Governing Law. THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Trustee and the Company agree to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States located in New York County in any action or proceeding arising out of or relating to the Indenture or the 2016 Notes.
22.    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
23.    CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the 2016 Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 2016 Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
NOVA Chemicals Corporation
c/o NOVA Chemicals Inc.
1555 Coraopolis Heights Road
Moon Township, Pennsylvania 15108
Attn: Alan S. Pretter
Telephone:    (412) 490-4506
Facsimile:    (412) 490-4935

With a copy to:
Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, California 94105-2669
Attn: Alan Talkington
Telephone:    (415) 773-5700
Facsimile:    (415) 773-5759

ASSIGNMENT
I or we assign and transfer this Security to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)
and irrevocably appoint:
Agent to transfer this Security on the books of the Company. The Agent may substitute another to act for him.
Date:            Your Signature:
                (Sign exactly as your name appears
                on the other side of this Security)
Signature Guarantee:
SIGNATURE GUARANTEE
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE
The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian